UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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COMMAND CENTER, INC.
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 On April 16, 2018, Command Center, Inc. and Ephraim Fields of Echo Lake Capital issued a joint press release

Command Center Reaches Agreement with Ephraim Fields of

Echo Lake Capital

DENVER, Colorado – April 16, 2018 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, and Ephraim Fields of Echo Lake Capital jointly announce today that they have entered into a settlement agreement. Under the settlement agreement, Command Center will appoint Lawrence F. Hagenbuch to its board of directors and will nominate a designated slate of seven directors for election at its upcoming annual meeting, consisting of Lawrence F. Hagenbuch, Richard K. Coleman, Jr., Steven Bathgate, Steve Oman, R. Rimmy Malhotra, JD Smith and Galen Vetter.

All parties to the agreement have agreed to vote their shares of Command Center stock in favor of the election of the designated slate, and Ephraim Fields has agreed to not solicit proxies in support of its previously filed preliminary proxy statement.

“We are pleased to have reached a resolution that we believe is in the best interests of all shareholders,” said Rick Coleman, Command Center CEO. “We believe this settlement demonstrates our board and management team’s fervent commitment to achieving Command Center’s full potential. To that end, we will continue to work constructively with Mr. Fields and with all other shareholders to maximize shareholder value.”

Ephraim Fields commented: “Since I first called for changes in the company’s leadership, there have been several important developments.  The company’s Chairman has resigned, the CEO has resigned and a non-executive Board Director has resigned. In addition, a current Board Member will not be nominated for re-election at the upcoming shareholder meeting. I am optimistic that these four people have been replaced with individuals who have the skill set and motivation necessary to act in the best interests of all shareholders.”

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 67 field offices in 23 states, the company provides employment annually for approximately 33,000 field team members working for over 3,200 clients. For more information about Command Center, go to commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations

Cody Slach

Liolios

Tel 949-574-3860

CCNI@liolios.com

Important Additional Information

Command Center intends to file the full text of the settlement agreement later with the Securities and Exchange Commission.

Command Center will be filing a proxy statement in connection with the solicitation of proxies for its annual meeting. BEFORE MAKING ANY VOTING DECISION, COMMAND CENTER’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT COMMAND CENTER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive Proxy Statement and any other documents filed by Command Center with the SEC in connection with the Annual Meeting at the SEC’s website at www.sec.gov. In addition, when the proxy statement is filed, copies will also be available at no charge at the Investors section of Command Center’s website at www.irdirect.net/CCNI/.